REOFFER
PROSPECTUS


                            FOCUS ENHANCEMENTS, INC.
                         350,000 Shares of Common Stock

         This Prospectus relates to the offer and sale from time to time of up to 350,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock") of FOCUS Enhancements, Inc. (the "Company"), by Digital Vision, Inc., (the "Selling Stockholder"), or by its pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, distribution or other non-sale related transfer. The Shares were issued by the Company to the Selling Stockholder on March 31, 1998 as partial payment for certain assets sold by the Selling Stockholder to the Company (the "Sale of Assets"). The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder. The expenses of registration of the Shares which may be offered hereby under the Securities Act of 1933, as amended (the "Securities Act") will be paid by the Company.

         The Shares covered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of the Selling Stockholder, or its pledgees, donees, transferees or other successors in interest, in the open market, on the NASDAQ Small Cap Market or on one or more exchanges on which the Shares are then listed, in privately negotiated transactions, in an underwritten offering, in a combination of such methods, or by any other legally available means, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, its successors in interest and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholder, its successors in interest and/or any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters with the meaning of Section 2(11) of the Securities Act, and any commissions or other compensation received by them and any profits realized by them on the resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. See "SELLING STOCKHOLDER" and "PLAN OF DISTRIBUTION."

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol FCSE. On June 25, 1998, the last sale price of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $2.50.
                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
                MISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY
                    INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" AT PAGES 5 THROUGH 7.
                             ----------------------

                  The date of this Prospectus is July 6, 1998.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically by means of the Commission's home page at http://www.sec.gov.

         The Company has filed with the Commission a Form S-3 Registration Statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, which constitutes part of the Registration Statement filed by the Company with the Commission under the Securities Act omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997; (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998; (iii) the definitive Proxy Statement filed with the Commission dated April 30, 1998 provided to stockholders in connection with the Annual Meeting of Stockholders to be held on July 31, 1998; and (iv) the description of the Company's Common Stock contained in the Registration Statement on Form SB-2 File No. 33-60248-B filed with the Commission on March 29, 1993, as amended. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 142 North Road, Sudbury, Massachusetts 01776,
Attention: Christopher P. Ricci, telephone (978) 371-2000.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY..................     FOCUS  Enhancements,  Inc. (the  "Company" or
                                  "FOCUS")  internally  develops,  markets  and
                                  sells   worldwide  a   proprietary   line  of
                                  PC-to-TV   video   conversion   products  for
                                  Windows(TM)   and  Mac(TM)OS  based  personal
                                  computers. The Company's proprietary PC-to-TV
                                  video   conversion   products  include  video
                                  output  devices  marketed  and sold under the
                                  Company's  registered brand name,  TView. All
                                  of the Company's PC-to-TV conversion products
                                  enable  users to transmit at  low-cost,  high
                                  quality,  computer  generated images from any
                                  DOS,   Windows  or  Mac  OS  based   personal
                                  computer to any television of any size with a
                                  standard  RCA or  S-Video  interface.  FOCUS'
                                  PC-to-TV     technology    provides    sharp,
                                  flicker-free,  computer-generated  images  on
                                  televisions      for      multimedia/business
                                  presentations,  classroom/training  sessions,
                                  game  playing or even  collective  viewing of
                                  spreadsheets   or  Internet   browsing.   The
                                  Company  markets and sells its FOCUS  branded
                                  consumer  products globally through a network
                                  of  distributors,   volume  resellers,   mail
                                  order, value added resellers ("VARs") and original equipment manufacturers ("OEMs").

RISK FACTORS.................     The Offering  involves  substantial risk. See
                                  "RISK FACTORS".

SECURITIES OFFERED...........     350,000 Shares. See "SELLING STOCKHOLDER."

OFFERING PRICE...............     All or part of the Shares  offered hereby may
                                  be sold from time to time in  amounts  and on
                                  terms  to  be   determined   by  the  Selling
                                  Stockholder at the time of sale.

USE OF PROCEEDS..............     The  Company  will  receive  no  part  of the
                                  proceeds   from  the   sale  of  the   Shares
                                  registered   pursuant  to  this  Registration
                                  Statement.

NASDAQ TRADING SYMBOL........     FCSE

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. The following factors, in addition to those discussed elsewhere in the Prospectus, should be considered carefully in evaluating the Company and its business.

         Future Capital Needs. At March 31, 1998, the Company had working capital of $5,825,071, cash and cash equivalents of $1,164,624 and was fully drawn on its line of credit (approximately $690,000 at March 31, 1998) with its bank and its $1.5 million term note with an unaffiliated lender. Historically, the Company has been required to meet its short- and long-term cash needs through debt and the sale of Common Stock in private placements in that cash flow from operations has been insufficient. During 1997, the Company received approximately $6,081,939 in net proceeds from the exercise of warrants, stock options and the sale of Common Stock. In March 1998, the Company received approximately $2,800,000 in net proceeds from the sale of Common Stock in a Private Placement, and in May 1998, the Company received approximately $6,000,000 in proceeds from the exercise of Common Stock Purchase Warrants issued in connection with the Company's initial public offering.

         The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its research and development programs, competing technological and market developments, and the Company's ability to market its products successfully. During 1998, the Company may be required to raise additional funds through equity or debt financing, of which there can be no assurance. Any equity financing could result in dilution to the Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly.

         Reliance on Major Customers. For the three months ended March 31, 1998, approximately 16% of the Company's revenues were derived from sales to a major distributor, approximately 27% of the Company's revenues were derived from sales to a major manufacturer of personal computers and its contract manufacturer, and approximately 11% of the Company's revenues were derived from sales to a major television manufacturer. Management expects that sales to these customers will continue to represent a significant percentage of the Company's future revenues. The Company does not have long-term contracts pursuant to which any customer is required to purchase any minimum amount of products. There can be no assurance that the Company will continue to receive orders of the same magnitude as in the past from existing customers or that it will be able to market its current or proposed products to new customers. The loss of any major customer by the Company would have a materially adverse effect on the business of the Company as a whole.

         History of Operating Losses. The Company has experienced limited profitability since its inception and at March 31, 1998, had an accumulated deficit of $22,046,863. The Company incurred net losses of $10,772,410 and $1,986,079 for the years ended December 31, 1996 and 1997, respectively. The Company had net income of $364,748 and $16,476 for the first three months of 1997 and 1998, respectively. There can be no assurance that the Company will be profitable in 1998.

         Limited Availability of Capital under Credit Arrangements with Lenders. The Company maintains a line of credit with Silicon Valley Bank which is fully drawn ($690,000 was owed to the bank at March 31, 1998). At December 31, 1997, the Company was in violation of certain debt covenants relating to the line of credit. In addition, the line of credit was scheduled to expire on March 8, 1998. In March 1998, the Company received a waiver of the covenants from the bank, a revision of the loan covenants and an agreement to extend the line until June 8, 1998. The Company is currently in discussions with Silicon Valley Bank to extend the line for an additional term. The Company is currently in discussions with another lender to refinance this line.

         The Company also currently owes $1.5 million to an unaffiliated lender pursuant to a term note that accrues interest at a revolving rate of prime plus 4%, is payable quarterly in arrears at the end of December, March, June, and September, and the principal was due February 1, 1996. On June 28, 1996, the Company negotiated an amendment to the term note with the lender to extend the due date of the term note to March 31, 1997. Pursuant to the amendment, the Company granted the lender a second security interest in all the assets of the Company. The Company anticipates paying this lender with capital raised from recent warrant exercises.

         In the event that the Company is unsuccessful in refinancing its bank line of credit or the Company is unable to pay the unaffiliated lender its term note, the Company would be required to repay the amounts outstanding from working capital or from equity or debt financing.

         Market Acceptance. The Company's sales and marketing strategy is targeted to sales of its PC-to-TV video-graphics products to the Windows, MAC OS markets, including computer manufacturers, VGA graphic card developers and VGA chip developers, as well as to television manufacturers. Although the Company has to date experienced success in penetrating these markets, there can be no assurance that the Company's marketing strategy will continue to be effective and that current customers will continue to buy the Company's products. Market acceptance of the Company's current and proposed products will depend upon the ability of the Company to demonstrate the advantages of its products over other PC-to-TV video- graphics products.

         Reliance on Two Vendors. In the year ended December 31, 1997, approximately 90% of the components for the Company's products were secured and manufactured on a turnkey basis by two vendors. In the event that either vendor were to cease supplying the Company, management believes there are alternative vendors for the components for the Company's products. However, the Company would experience short-term delays in the shipment of its products.

         Dependence on Timely Delivery of the FOCUS Scan 300 Chip. In late 1997, the Company completed development of an ASIC called the FOCUS Scan 300 Chip which the Company is incorporating into all of its next generation PC-to-TV video-graphics products. The Company is relying on an outside vendor to manufacture the Chip. A significant portion of the Company's anticipated revenues and gross margins for 1998 are dependent on timely delivery of sufficient quantities of the FOCUS Scan 300 Chip in order to fill pending and anticipated orders. In the event that the Company does not receive sufficient quantities of the Chip to fill orders, the Company's revenues and profitability for 1998 could be adversely effected.

         Technological Obsolescence. The Windows and MAC OS markets are characterized by extensive research and development and rapid technological change resulting in product life cycles of nine to eighteen months. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and to develop new products. There can be no assurance that the Company will succeed with these efforts.

         Competition. The Windows and MAC OS markets are extremely competitive. The Company currently competes with other developers of PC-to-TV conversion products and with video-graphic integrated circuit developers. Many of the Company's competitors have greater market recognition and greater financial, technical, marketing and human resources than the Company. Although the Company is not currently aware of any announcements by its competitors that would have a material impact on the Company or its operations, there can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace.

         Component Supply Problems. The Company purchases all of its parts from outside suppliers and from time to time experiences delays in obtaining some components or peripheral devices. The Company attempts to reduce the risk of supply interruption by evaluating and obtaining alternative sources for various components or peripheral devices. However, there can be no assurance that supply shortages will not occur in the future which could significantly increase the cost, or delay shipment of, the Company's products, which in turn could adversely affect its results of operations.

         Protection of Proprietary Information. Although the Company has filed five patent applications and expects to file two additional patent applications in 1998 with respect to its PC-to-TV video-graphics products, the Company does not currently have any patents. The Company treats its technical data as confidential and relies on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms.

                                   THE COMPANY

         FOCUS Enhancements, Inc. (the "Company" or "FOCUS") internally develops, markets and sells worldwide a line of proprietary PC-to-TV video conversion products for PC's and Mac's(R). Based on an independent survey by Frost & Sullivan, the Company is an industry leader in the development and marketing of PC-to-TV video conversion products that make personal computers "TV-ready" and televisions "PC-ready."

         The Company's proprietary PC-to-TV video conversion products include video output devices marketed and sold under the Company's registered trademark "TView." All of the Company's PC-to-TV conversion products enable users to transmit at low-cost, high-quality, computer generated images from any DOS, Windows or Mac OS based personal computer to any television of any size with a standard RCA or S-Video interface. FOCUS' PC-to-TV technology provides sharp, flicker-free, computer-generated images on televisions for multimedia/business presentations, classroom/training sessions, game playing, collective viewing of computer applications, and Internet browsing.

         The Company markets and sells its FOCUS branded consumer products globally through a network of distributors, volume resellers, mail order, value-added resellers ("VARs") and original equipment manufacturers ("OEMs"). In North America, the Company markets and sells its products through national distributors such as Ingram Micro D, D & H, Academic and Nuvo; national volume resellers such as CompUSA, Computer City, Micro Center, Staples and through third party mail order companies such as MicroWarehouse, Multiple Zones, Global Direct, PC Connection and CDW.

         In addition, the FOCUS branded PC-to-TV products have been selected by leading personal computer manufacturers to be marketed with the use of their select brand of personal computers. Compaq, and Toshiba have included the Company's PC-to-TV products on their selected market price lists, and promote the FOCUS PC-to-TV products in their box materials.

         The Company also markets and sells its products internationally in over 30 countries by independent distributors in each country. These independent distributors market and sell the FOCUS branded products to retailers, mail order companies, and VARs in their respective countries.

         In addition to the FOCUS branded products, the Company markets, sells or licenses its proprietary PC-to-TV technology to television manufacturers such as Philips Consumer Electronics, Zenith Electronics, Port, and to personal computer manufacturers such as Apple Computer. The Company is currently in discussions with several other PC manufacturers, television manufacturers, VGA chip developers and VGA card developers globally.

         The Company was founded in December 1991, as a Massachusetts corporation and was reincorporated in Delaware in April 1993. In December 1993, the Company acquired Lapis Technologies Inc. ("Lapis"), a developer of high-quality, low-cost Macintosh PC to TV video graphics products. Effective September 30, 1996, the Company consummated the acquisition of TView, Inc., a developer of PC-to-TV video conversion ASIC technology. This acquisition has played a major strategic role in allowing FOCUS to gain a major technological lead over competitors in the video scan conversion category and has positioned FOCUS as a leader in PC-to-TV video conversion technology. On September 30, 1997, the Company sold its line of computer connectivity products. In March 1998, the Company acquired Digital Vision, Inc., a developer of PC-to-TV Video Scan converters and TV-to-PC video frame capture products for the personal computer marketplace.

         The Company's principal executive offices are located at 142 North Road, Sudbury, Massachusetts 01776. Its research and development center is located at 9275 SW Nimbus Drive, Beaverton, Oregon 97008. The Company's European sales and marketing office, FOCUS Enhancements B.V., is located at Schipholweg 118, Kantorenhuis, 2316 XD Leiden, The Netherlands. The Company's general telephone number is (978) 371-2000 and its worldwide web address is http://www.focusinfo.com.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale by the Selling Stockholder of the Shares.

                               SELLING STOCKHOLDER

         The Shares being offered for resale by the Selling Stockholder were acquired in connection with the Sale of Assets. In connection with the Sale of Assets, the Company granted the Selling Stockholder certain registration rights pursuant to which the Company agreed to keep the Registration Statement, of which this Prospectus is a part, effective until the date that all of such Shares have been sold pursuant to the Registration Statement or the Shares are otherwise eligible for resale pursuant to Rule 144(k) of the Securities Act, whichever occurs first. The Company has agreed to indemnify the Selling Stockholder and its officers, directors, members, employees, partners, agents and each person who controls the Selling Stockholder against certain expenses, claims, losses, damages and liabilities (or action, proceeding or inquiry by any regulator or self-regulatory organization in respect thereof). The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

         The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock beneficially owned by the Selling Stockholder as of June 26, 1998 and the number of Shares being offered by the Selling Stockholder. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholder may offer all or part of the Shares for resale from time to time. However, the Selling Stockholder is under no obligation to sell all or any portion of the Shares nor is the Selling Stockholder obligated to sell any Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholder. Because the Selling Stockholder may sell all or part of its Shares, no estimates can be given as to the number of Shares that will be held by the Selling Stockholder upon termination of any offering made hereby. See "PLAN OF DISTRIBUTION."

Name of Selling               Shares Beneficially           Shares to be Sold in the      Shares Owned After
Stockholder                   Owned Prior to the            Offering                      the Offering (1)(2)
                              Offering (1)
Digital Vision, Inc.              350,000                       350,000                         - 0 -

(1)  Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The entity named in the table above has sole voting and investment  power with respect to all shares of Common Stock shown as beneficially owned by it.

(2)  Assumes all Shares offered hereby are sold in the Offering.

                              PLAN OF DISTRIBUTION

         The Shares may be sold or distributed from time to time by the Selling Stockholder or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the NASDAQ SmallCap Market, (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
(vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholder and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale of distribution of the Shares.

         The Selling Stockholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchasers and sales of securities by the Selling Stockholder and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

         Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby was passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts 02109. John A. Piccione, Esq., is a partner at Sullivan & Worcester LLP. Mr. Piccione holds options to purchase 45,000 shares of Common Stock.


                                     EXPERTS

         The consolidated financial statements of the Company as of and for the year ended December 31, 1997 appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by Wolf & Company, P.C. independent accountants as set forth in their report thereon. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         No dealer, salesman or other person has been authorized to give any information or make any representation other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the specific securities to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful.


                   TABLE OF CONTENTS

                                                   Page

Available Information.............................   2
Incorporation of Certain
 Documents by Reference...........................   2
Prospectus Summary................................   4
Risk Factors......................................   5
The Company.......................................   8
Use of Proceeds...................................   9
Selling Stockholder...............................   9
Plan of Distribution..............................   9
Legal Matters.....................................  11
Experts...........................................  11
Disclosure of Commission Position on
 Indemnification for Securities Act
 Liabilities .....................................  11




                         350,000 Shares of Common Stock


                            FOCUS ENHANCEMENTS, INC.





                                 --------------

                                   PROSPECTUS
                                 --------------


                                  July 6, 1998